EXHIBIT 10.42

Description of Certain Benefits for Participating Managing Directors

On December 13, 2005, certain benefits for participating managing directors (PMDs) of The Goldman Sachs Group, Inc. (Group Inc.) were approved. The benefits include the following:

•	PMDs who retire on or after November 24, 2006 and who, on the date of their retirement, have been PMDs for eight or more years, will be eligible to receive retiree medical coverage, subsidized by Group Inc. or its subsidiaries. The subsidy will be for 75% of the cost of coverage.

•	Effective January 1, 2006, each PMD will receive life insurance coverage during active employment as a PMD with coverage ending at age 75. The coverage will provide an aggregate U.S. $4.5 million death benefit for each PMD.